Exhibit 99.1

Horizon Health Announces Third Quarter Results and Issues 2005 and 2006 Earnings Guidance

     LEWISVILLE, Texas--(BUSINESS WIRE)--July 11, 2005--Horizon Health Corporation (NASDAQ/NM: HORC) today announced earnings of $0.24 per diluted share for the third fiscal quarter ended May 31, 2005, which included the dilutive effect of additional shares issued in the follow-on offering completed March 16, 2005, and was identical to the same period in the prior year. Revenues increased 29.4% to $57.9 million compared with revenues of $44.8 million for the same quarter in the previous year, and net income increased 27.9% to $3.5 million compared with net income of $2.7 million for the same quarter in the previous year.
     For the nine months ended May 31, 2005, the Company had earnings of $0.76 per diluted share, an increase of 8.6%, as compared with earnings of $0.70 per diluted share for the same period in the previous fiscal year. Revenues increased 27.5% to $164.4 million compared with revenues of $128.9 million for the same period in the previous fiscal year, and net income increased 19.7% to $9.6 million compared with net income of $8.0 million for the prior year period.
     During the quarter, the Company issued 1.725 million shares of common stock in a follow-on offering effective March 16, 2005, and, effective June 15, 2005, the Company issued approximately 7.39 million shares of common stock in a two-for-one stock split effected as a 100% stock dividend. Earnings per share amounts for the third quarter and year-to-date are inclusive of the common stock shares issued in the follow-on offering and stock split.
     Mr. Ken Newman, chairman and chief executive officer of Horizon Health, said, "During the third quarter we successfully positioned the Company to continue its acquisition strategy by completing a follow-on common stock offering which generated proceeds after expenses of $58.4 million. In addition, the Company increased its revolving credit facility to a $125 million facility that, at the request of the Company, can be increased to $175 million subject to the satisfaction of certain conditions. As of May 31, 2005, the Company was "debt free" with available cash of $30.8 million which is sufficient to fund the fourth quarter acquisitions of Friends Hospital and River Park Hospital."
     The Company is revising its fiscal 2005 guidance to $1.00 to $1.02 per share, exclusive of approximately $7.0 to $9.0 million in one-time charges expected to be incurred in the fourth fiscal quarter primarily associated with the restructuring of its EAP Services Group and the potential divestiture of ProCare One Nurses. The one-time charges associated with the restructuring of the EAP Services Group relate to real estate lease obligations at affected locations, relocation expenses for certain employees, employee training and redundant staffing. The Company is also issuing initial earnings guidance for its fiscal 2006 of $1.14 to $1.18 per share, inclusive of $0.05 per share in compensation expense related to the expensing of stock options under FAS 123R that is applicable to the Company for its 2006 fiscal year commencing September 1, 2005. Included in both the revised fiscal 2005 guidance and the initial 2006 guidance is the acquisition of Friends Hospital effective June 30, 2005, and the anticipated acquisition of River Park Hospital on July 31, 2005. Both the fiscal 2005 and 2006 guidance do not include the effects of any potential acquisitions, other than River Park Hospital, or potential divestitures.
     A listen-only simulcast and a 30-day replay of Horizon's third quarter conference call will be available online on July 12, 2005, beginning at 10:00 a.m. Central Time through the Company's website at www.horizonhealth.com or at www.earnings.com.
     Horizon Health is a leading contract manager of clinical services for acute care hospitals and employers and an owner of behavioral health care facilities.

     The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Numerous factors as outlined in the SEC Report filed by the Company could cause actual results to differ materially from those in any such forward-looking statements. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.


                            HORIZON HEALTH
           CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
         (In thousands, except per share and statistical data)

                           For the Three Months   For the Nine Months
                               Ended May 31,         Ended May 31,
                           --------------------- ---------------------
                             2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
Revenue                    $  57,905  $  44,757  $ 164,416  $ 128,942
Cost of Services
 (exclusive of
 depreciation shown
 separately below)            44,520     34,477    125,736     99,417
                           ---------- ---------- ---------- ----------

Gross Profit                  13,385     10,280     38,680     29,525

Selling, general and
 administrative                6,001      5,031     17,091     14,111
Provision for (recovery
 of) doubtful accounts           724       (135)     2,141       (250)
Depreciation and
 amortization                    794        680      2,479      1,988
                           ---------- ---------- ---------- ----------

Income from operations         5,866      4,702     16,969     13,676
Interest expense (net of
 interest and other
 income)                         140        270      1,308        735
                           ---------- ---------- ---------- ----------

Income before income taxes     5,726      4,432     15,661     12,941
Income tax provision           2,233      1,702      6,108      4,961
                           ---------- ---------- ---------- ----------
Net income                 $   3,493  $   2,730  $   9,553  $   7,980
                           ========== ========== ========== ==========

Net income per common and
 common equivalent
 share(1)
    Basic                  $    0.25  $    0.25  $    0.79  $    0.74
                           ========== ========== ========== ==========
    Diluted                $    0.24  $    0.24  $    0.76  $    0.70
                           ========== ========== ========== ==========
Weighted average shares
 outstanding(1)
    Basic                     14,195     10,924     12,158     10,820
    Diluted                   14,744     11,366     12,601     11,338

(1) The number of shares and per share amounts have been restated to reflect the impact of the June 15, 2005 stock split


                      CONSOLIDATED BALANCE SHEETS

                                            May 31,       August 31,
                                              2005           2004
                                         -------------- --------------
Cash                                     $      30,801  $       1,908
Accounts receivable (net)                       26,631         22,059
Other current assets                             7,002          4,823
                                         -------------- --------------
Total current assets                            64,434         28,790
Property and equipment (net)                    29,215         28,801
Goodwill and other intangible
 assets (net)                                   86,859         87,244
Other long-term assets                              65            430
                                         -------------- --------------
Total assets                             $     180,573  $     145,265
                                         ============== ==============

Current liabilities                      $      26,075  $      23,230
Other liabilities                                2,229          1,570
Long-term debt                                       -         40,000
Deferred taxes                                   5,756          4,641
                                         -------------- --------------
Total liabilities                               34,060         69,441
Stockholders' equity                           146,513         75,824
                                         -------------- --------------
Total liabilities and stockholders'
 equity                                  $    180,573   $     145,265
                                         ============== ==============


                            HORIZON HEALTH
           CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
         (In Thousands, except per share and statistical data)

                       SUMMARY STATISTICAL DATA

                                       Quarter    Quarter     Quarter
                                        Ended      Ended       Ended
                                       May 31,    Feb. 28,    Nov. 30,
                                        2005       2005        2004
                                     ---------- ---------- -----------
Number of contract locations:
Contract locations in operation            126        127        128
Contract locations signed & unopened        13         14         11
                                     ---------- ---------- -----------
Total contract locations                   139        141        139
                                     ========== ========== ===========

Managed Care and EAP Lives           4,000,486  3,815,827  3,706,982
Managed Care and EAP Contracts           1,119      1,158      1,156

Owned/Leased Freestanding
   Behavioral Health Hospitals:
Total net revenues (000's)             $16,110    $12,175     $9,114
Number of facilities at period end           3          3          2
Licensed Beds                              427        427        267
Weighted average available beds            357        316        241
Patient days                            25,026     21,196     17,756
Admissions                               1,777      1,314        847
Average length of stay                    14.1       16.1       21.0
Revenue per patient day                   $644       $574       $513
Occupancy based on weighted
   average available beds                 76.2 %     74.5 %     81.0 %

                                      As of August 31,
                     -------------------------------------------------

                     2004        2003       2002       2001      2000
                     --------- --------- --------- --------- ---------
Number of contract
 locations:
Contract locations
 in operation              132       127       131       124       128
Contract locations
 signed & unopened           8        15        11        14        10
                     --------- --------- --------- --------- ---------
Total contract
 locations                 140       142       142       138       138
                     ========= ========= ========= ========= =========

Managed Care and
 EAP Lives           3,565,084 3,217,406 2,349,197 2,208,938 1,736,078
Managed Care and
 EAP Contracts           1,175     1,175       687       641       258

Owned/Leased
 Freestanding
  Behavioral Health
   Hospitals:
Total net revenues
 (000's)             $  10,069         -         -         -         -
Number of facilities
 at period end               2         -         -         -         -
Licensed Beds              267         -         -         -         -
Weighted average
 available beds            177         -         -         -         -
Patient days            19,639         -         -         -         -
Admissions               1,041         -         -         -         -
Average length of
 stay                     18.9         -         -         -         -
Revenue per patient
 day                 $     513         -         -         -         -
Occupancy based on
 weighted average
 available beds         72.5 %         -         -         -         -


     CONTACT: Horizon Health Corporation
              Paula Taylor, 972-420-8221
              Website: www.horizonhealth.com